Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2011 FIRST QUARTER RESULTS

Somerset, N.J. – November 10, 2010 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for the first fiscal quarter ended September 30, 2010. Catalent recognized net revenue of $402.1 million, a decrease of $13.5 million, and a loss of ($28.1) million from continuing operations, a decrease in net loss of $244.4 million, for the quarter compared to the first quarter in the prior fiscal year. Adjusted EBITDA for the first quarter was $67.8 million, a decrease of $2.4 million, or 3%, compared to the first quarter in the prior fiscal year. For the trailing-twelve-month period ended September 30, 2010, Adjusted EBITDA was $320.3 million, an increase of $26.6, or 9%, compared to the trailing-twelve-month period ended September 30, 2009. Adjusted EBITDA is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “On a constant currency basis, Catalent recorded sales and profitability approximately level with prior year. Our Oral Technologies and Development and Clinical Services segments grew EBITDA by 9% and 64%, respectively, on a constant currency basis. We continue to face volume and mix challenges within our fill-finish businesses in Packaging Services and Sterile Technologies which we are aggressively managing. In addition, during the current quarter we made substantial investments above prior year levels in both research and development and sales and marketing spending, which are recorded within SG&A expense, with the goal of accelerating the future top line growth profile of Catalent.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “When taking into account currency effects, Adjusted EBITDA for the quarter was essentially flat to prior year for Catalent. This means that our September 30, 2010 quarter ended trailing-twelve-months Adjusted EBITDA was in-line with the June 30, 2010 quarter ended trailing-twelve-months figure with most of the change attributable to currency translation. We continue to operate with strong liquidity between cash and committed credit lines which enables us to make the investments necessary to grow in our markets.”

Results of Operations – First Fiscal Quarter Ended September 30, 2010

Net revenue for the fiscal quarter ended September 30, 2010 was $402.1 million, a decrease of $13.5 million compared to $415.6 million for the same period of fiscal year 2010. The strengthening U.S. dollar unfavorably impacted our revenue by approximately 4%, or $16.1 million. Excluding the impact of foreign exchange rates, net revenue increased by $2.6 million, or 1%, primarily due to increased demand within our Oral Technologies and Development and Clinical Services segments, partially offset by declines within the Sterile Technologies and Packaging Services segments. Revenue from our Oral Technologies segment increased by $6.1 million, or 2%, on a constant currency basis relative to the same period of fiscal year 2010, mainly due to increased demand for prescription softgel products within several North American and European facilities. Within Development and Clinical Services, on a constant currency basis, revenue increased $4.6 million, or 11%, due to increased demand for clinical supply services within Europe and for biologics at one of our North American facilities. Sterile Technologies revenue decreased $4.0 million, or 7%, on a constant currency basis, mainly due to lower new product development activity and existing customer volume declines within the blow-fill-seal offering. Packaging Services revenue decreased $2.6 million, or 4%, excluding the impact of foreign exchange translation, due to decreased demand for commercial packaging services as a result of general market demand declines.

Gross margin of $107.0 million increased $1.8 million, or 2%, compared to the same period of fiscal year 2010. Excluding the impact of foreign exchange translation of approximately 4%, or $4.7 million, gross margin increased by $6.4 million, or 6%. This increase was primarily driven by favorable product mix related to the revenue increase experienced within Oral Technologies, as well as the increased demand for clinical supply services and biologics within Development and Clinical Services, as discussed above. Also contributing to the gross margin improvement was manufacturing indirect cost savings across the Packaging Services segment, driven by our continued focus on cost management and operating efficiencies.

Selling, general and administrative (“SG&A”) expenses of $74.8 million in the first quarter of fiscal 2011 increased by approximately 6%, or $4.3 million, compared to the same period of fiscal year 2010. The strengthening U.S. dollar decreased our SG&A expenses by approximately $2.0 million, or 3%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses increased approximately 9%, or $6.3 million, as compared to the same period in the prior year, largely as a result of an increase in R&D spending and investments in the sales and marketing function across our segments.

EBITDA from continuing operations for the first quarter of $44.1 million increased $252.4 million from the same quarter in the prior fiscal year, primarily due to $244.0 million of asset impairment charges related to goodwill and other intangibles that were taken in the first quarter of fiscal 2010. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies EBITDA increased $4.5 million, or 9%, due primarily to the previously mentioned demand increase and favorable product mix related to prescription softgel products. Development and Clinical Services EBITDA increased $3.7 million, or 64%, compared to the same period of the prior fiscal year, due primarily to increased demand for clinical supply services and biologics, as well as due to the implementation of manufacturing indirect cost saving efficiencies across the segment. Within Packaging Services, EBITDA decreased $0.2 million, or 7%, due to lower demand for commercial packaging services due to general market softening. Sterile Technologies EBITDA decreased $4.4 million, or 42%, due to existing customer volume declines within our blow-fill-seal offering, as well as decreased seasonal flu campaign volumes at one of our European injectable facilities.

Adjusted EBITDA of $320.3 million for the trailing-twelve-month period ended September 30, 2010 decreased $2.5 million, or less than 1%, compared with the twelve months ended June 30, 2010, but increased $26.6 million, or 9%, from the same trailing-twelve-month period from the prior fiscal year, primarily due to the improved operating performance within Oral Technologies and Development and Clinical Services as described above.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes, depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Tuesday, November 10, 2010, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 people at 29 facilities worldwide and generated more than $1.7 billion in fiscal 2010 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended Sept 30, 2010	Quarter Ended Sept 30, 2009	Increase / (Decrease)

			$	%
Net revenue	$402.1	$415.6	$(13.5)	-3.2%
Cost of products sold	295.1	310.4	(15.3)	-4.9%

Gross margin	107.0	105.2	1.8	1.7%
Selling, general and administrative expenses	74.8	70.5	4.3	6.1%
Impairment charges and (gain)/loss on sale of assets	0.6	244.0	(243.4)	N.M.
Restructuring and other	5.6	2.6	3.0	N.M.

Operating earnings/(loss)	26.0	(211.9)	237.9	N.M.
Interest expense, net	40.6	40.6	—	N.M.
Other (income)/expense, net	12.1	30.6	(18.5)	-60.5%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(26.7)	(283.1)	256.4	-90.6%
Income tax expense/(benefit)	1.4	(10.6)	12.0	N.M.

Earnings/(loss) from continuing operations	(28.1)	(272.5)	244.4	-89.7%
Earnings/(loss) from discontinued operations, net of tax	(0.2)	(1.0)	0.8	-80.0%

Net earnings/(loss)	(28.3)	(273.5)	245.2	-89.7%
Net earnings/(loss) attributable to noncontrolling interest	(0.8)	(1.8)	1.0	-55.6%

Net earnings/(loss) attributable to Catalent	$(27.5)	$(271.7)	$244.2	-89.9%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended Sept 30, 2010	Quarter Ended Sept 30, 2009	Increase / (Decrease)

			$	%
Oral Technologies
Net revenue	$244.0	$247.1	$(3.1)	-1.3%
Segment EBITDA	52.2	49.7	2.5	5.0%

Sterile Technologies
Net revenue	53.7	61.5	(7.8)	-12.7%
Segment EBITDA	5.2	10.5	(5.3)	-50.5%

Packaging Services
Net revenue	68.3	72.4	(4.1)	-5.7%
Segment EBITDA	3.1	3.5	(0.4)	-11.4%

Development & Clinical Services
Net revenue	43.4	40.4	3.0	7.4%
Segment EBITDA	8.9	5.8	3.1	53.4%

Inter-segment revenue elimination	(7.3)	(5.8)	(1.5)	25.9%

Unallocated Costs	(25.3)	(277.8)	252.5	N.M.

Combined Total
Net revenue	402.1	415.6	(13.5)	-3.2%
EBITDA from continuing operations	$44.1	$(208.3)	$252.4	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months Ended June 30, 2010	Quarter Ended Sept 30, 2010	Twelve Months Ended Sept. 30, 2010
	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010
Earnings/(loss) from continuing operations	(272.5)	(15.5)	(2.8)	8.6	(282.2)	(28.1)	(37.8)
Interest expense, net	40.6	44.1	37.3	38.8	160.8	40.6	160.8
Income tax (benefit)/provision	(10.6)	18.4	7.3	6.5	21.6	1.4	33.6
Depreciation and amortization	32.4	31.5	31.0	31.5	126.4	29.4	123.4
Noncontrolling interest	1.8	(0.9)	(1.2)	(2.3)	(2.6)	0.8	(3.6)

EBITDA from continuing operations	(208.3)	77.6	71.6	83.1	24.0	44.1	276.4
Equity compensation	(1.1)	1.3	1.0	1.4	2.6	1.4	5.1
Impairment charges and (gain)/loss on sale of assets	244.0	0.2	(0.7)	5.1	248.6	0.6	5.2
Restructuring and special items	2.5	8.4	13.1	14.6	38.6	8.2	44.3
Unrealized fx loss(gain) (included in other, net) (1)	31.1	(13.1)	0.1	(21.9)	(3.8)	10.6	(24.3)
Other adjustments	(0.5)	0.7	0.8	1.7	2.8	0.4	3.6
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	70.2	77.6	88.4	86.5	322.8	67.8	320.3
Estimated cost savings					—		—

Adjusted EBITDA	70.2	77.6	88.4	86.5	322.8		320.3

(1)	The twelve months ended June 30, 2010 included $28.3 million of unrealized foreign currency exchange rate gains primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized gains were offset by the exclusion of $16.6 million and $4.6 million, respectively, of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans. These inter-company foreign exchange gains and losses were offset by $3.2 million of unrealized losses from our interest rate swap derivative agreements. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of September 30, 2010	As of June 30, 2010
ASSETS

Current assets:
Cash and equivalents	$152.2	$164.0
Trade receivables, net	239.6	247.8
Inventories, net	155.4	142.9
Prepaid expenses and other	104.4	94.9

Total current assets	651.6	649.6

Property and equipment, net	768.4	749.6

Other non-current assets, including intangible assets	1,373.0	1,328.2

Total assets	$2,793.0	$2,727.4

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$28.9	$30.2
Accounts payable	119.9	127.8
Other accrued liabilities	226.0	224.0

Total current liabilities	374.8	382.0

Long-term obligations, less current portion	2,288.5	2,239.8
Other non-current liabilities	385.4	369.1

Commitments and contingencies

Noncontrolling interest	(2.9)	(1.5)
Total Catalent shareholder’s (deficit)/equity	(252.8)	(262.0)

Total liabilities and shareholder’s equity	$2,793.0	$2,727.4

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Quarter Ended September 30, 2010	Quarter Ended September 30, 2009
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$0.1	$48.5
Net cash provided by/(used in) operating activities from discontinued operations	—	(0.2)

Net cash provided by/(used in) operating activities	0.1	48.3

Cash flows from investing activities
Proceeds from sale of assets	3.0	—
Additions to property and equipment	(17.1)	(21.1)

Net cash provided by/(used in) investing activities from continuing operations	(14.1)	(21.1)
Net cash provided by/(used in) investing activities from discontinued operations	—	—

Net cash provided by/(used in) investing activities	(14.1)	(21.1)

Cash flows from financing activities
Net change in short term borrowings	(2.3)	(1.6)
Repayments of revolver credit facility	—	(15.0)
Borrowings from revolver credit facility	—	—
Reduction of long term obligations	(6.5)	(5.8)
Equity contribution (redemption)	3.1	—

Net cash provided by/(used in) financing activities from continuing operations	(5.7)	(22.4)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(5.7)	(22.4)

Effect of foreign currency translation on cash	7.9	1.3

Net increase/(decrease) in cash and equivalents	(11.8)	6.1

Cash and equivalents at beginning of period	164.0	63.9

Cash and equivalents at end of period	$152.2	$70.0